Exhibit 99.1

NEWS RELEASE

Chatham Lodging Announces Date of 2022 Annual Meeting of Shareholders

WEST PALM BEACH, Fla., February 22, 2022 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust focused on investing in upscale extended-stay hotels and premium-branded select-service hotels (“Chatham” or the “Company”), today announced that its Board of Trustees has set the date for the Company’s 2022 annual meeting of shareholders for May 24, 2022 at 10:00 a.m. EST. The meeting will be held at the Company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 24, 2022.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns 42 hotels with 6,340 rooms/suites in 16 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com